Exhibit 99.1

Deckers Outdoor Corporation Announces the Departure of Scott Ash from the
Company

    GOLETA, Calif.--(BUSINESS WIRE)--Jan. 25, 2006--Deckers Outdoor Corporation (NASDAQ: DECK) today announced that Scott Ash, Chief Financial Officer, will be leaving the company in early March 2006 in order to pursue other interests. The Company has commenced a search for Mr. Ash's successor. Mr. Ash intends to be involved through the transition period.
    President and Chief Executive Officer, Angel Martinez, commented, "As Chief Financial Officer, Scott has played an integral role in the growth and success of Deckers and we thank him for his considerable contributions to the Company during his many years of service. While we are sorry to see him leave, we wish him all the best in his future endeavors. Importantly, Scott has assembled a strong financial team during his tenure and I am confident in their ability to ensure a smooth transition during this period."
    Mr. Ash commented, "My time at Deckers has been very special and tremendously fulfilling. I leave behind an organization with some of the most talented people in the industry and a Company with a very bright future ahead of it."

    Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. The Company's products are offered under the Teva(R), Simple(R) and UGG(R) brand names, which are also its registered trademarks.

    *All statements in this press release that are not historical facts, including statements about expectations for a smooth transition and prospects for the future, are forward-looking statements. These forward-looking statements are inherently uncertain and are based on the Company's expectations as of today, January 25, 2006. In addition, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Many of the risks, uncertainties and other factors are discussed in detail in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Among these risks and uncertainties are conditions in the general economy and in the retail environment, the effect of consumer preferences and other factors discussed in the Company's filings made with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any of the forward-looking statements in this news release.

    CONTACT: Deckers Outdoor Corporation
             Scott Ash, 805-967-7611
             or
             Investor Relations:
             Integrated Corporate Relations, Inc.
             Chad A. Jacobs/Brendon E. Frey, 203-682-8200